Exhibit 10.7.11

Summary Description of November 1, 2006 Compensation Committee Action

Setting 2007 Executive Base Salary Levels

At a meeting held on November 1, 2006, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the “Company”) approved 2007 Base Salary levels for the Company’s officers and members of senior management, including setting the following 2007 Base Salary levels for those individuals who qualify as “named executive officers” (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K):

Name:	Title:	2007 Base Salary
Charles B. Lebovitz	Chairman of the Board and Chief Executive Officer	$575,566
John N. Foy	Vice Chairman of the Board, Chief Financial Officer and Treasurer	$506,320
Stephen D. Lebovitz	Director, President and Secretary	$500,000
Augustus N. Stephas	Senior Vice President – Accounting and Controller	$476,600
Eric P. Snyder	Senior Vive President and Director of Corporate Leasing	$466,000

In the case of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz, these base salaries were approved to take effect as of January 1, 2007. In the case of Mr. Stephas, the effective date is February 28, 2007, and in the case of Mr. Snyder, the effective date is September 15, 2007.

Each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are parties to deferred compensation agreements issued under the Company’s Amended and Restated Stock Incentive Plan, as amended (the “Stock Incentive Plan”), pursuant to which the amounts representing annual increases over their base salaries since 1995 are paid in quarterly installments in the form of the Company’s Common Stock rather than cash.